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                                                                      Exhibit 11

                    HELEN OF TROY LIMITED AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months Ended
                                                               May 31,
                                                         1996           1995
                                                         ----           ----
Primary earnings per Share:
     Weighted average number of
     common shares outstanding                         12,966,662    12,854,576

Increase in weighted average
     number of common shares outstanding
     due to options and warrants                          652,352       522,650

Weighted average number of
     common shares outstanding, as adjusted            13,619,014    13,377,226

Net earnings                                          $ 2,402,000   $ 1,674,000

Net earnings per common and
     common equivalent share                          $       .18   $      .13
Fully Diluted Earnings per Share:
     Weighted average number of
     common shares outstanding                         12,966,662    12,854,576

Increase in weighted average
     number of common shares outstanding
     due to options and warrants                          799,250       605,792

Weighted average number of
     common shares outstanding, as adjusted            13,765,912    13,460,368

Net earnings                                          $ 2,402,000   $ 1,674,000

Net earnings per common and
     common equivalent share, assuming full dilution  $      .18    $       .12





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